UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	February 9, 2021

VerifyMe, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39332	23-3023677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 S. Clinton Ave., Suite 510, Rochester, New York	14604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(585) 736-9400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VRME	The Nasdaq Capital Market
Warrants to Purchase Common Stock	VRMEW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 9, 2021, VerifyMe, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, as the representative of several underwriters (such underwriters, including the representative, the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters in an underwritten public offering (the “Offering”) an aggregate of 1,650,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”) at a public offering price of $5.30 per share, less underwriting discounts and commissions.

The Company intends to use the aggregate net proceeds of the Offering for the following purposes: sales force expansion, marketing and business development; potential acquisitions; research and development; and working capital. The Company received gross proceeds of approximately $8.75 million before deducting underwriting discounts and commissions and estimated offering expenses. The Offering closed on February 12, 2021. Maxim Group LLC acted as sole book-running manager and Joseph Gunnar & Co., LLC acted as co-manager for the Offering.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. Pursuant to the Underwriting Agreement, the Company also granted Maxim Group LLC and Joseph Gunnar & Co., LLC, a right of first refusal, from the commencement of the Offering until September 30, 2022, to act as lead managing underwriter and book-runner and/or placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings undertaken during such period by the Company, or any of the Company’s successors or subsidiaries, on customary terms. In the event that both exercise their respective right of first refusal as to the same offering, the economic participation of each will be split evenly. In addition, the Company agreed that for any investment, during the period commencing three (3) months following the closing of the Offering and ending eighteen (18) months thereafter, made by any person introduced by an Underwriter to the Company, the Company shall pay a cash fee of 7% of the gross proceeds of any such investment to the applicable Underwriter.

The Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 and an accompanying prospectus (File No. 333-251837) filed with the Securities and Exchange Commission (the “SEC”) on December 31, 2020 and declared effective by the SEC on January 8, 2021, as supplemented by a prospectus supplement filed with the SEC on February 11, 2021.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit, which is incorporated by reference. A copy of the legal opinion of Harter Secrest & Emery LLP relating to the legality of the issuance and sale of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated amount of net proceeds from the Offering and the intended use of such proceeds. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this report. The Company does not intend to revise or update any forward-looking statement in this report to reflect events or circumstances arising after the date hereof, except as may be required by law.

Item 8.01	Other Events

On February 9, 2021, the Company issued a press release regarding the transaction described in Item 1.01, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement dated as of February 9, 2021 by and among VerifyMe, Inc. and Maxim Group LLC as representative of the several underwriters named therein
5.1	Opinion of Harter Secrest & Emery LLP
23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)
99.1	Press Release dated February 9, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VerifyMe, Inc.

Date: February 12, 2021	By:	/s/ Patrick White
Patrick White
President and Chief Executive Officer